Exhibit 99.1
FOR IMMEDIATE RELEASE
Agilysys Shareholders Approve MAK Capital’s Proposal to Increase Its Ownership Above 20%
of the Company’s Outstanding Shares
CLEVELAND — February 18, 2010 — Agilysys, Inc. (Nasdaq: AGYS), a leading provider of innovative IT solutions, announced today that its shareholders have approved a Control Share Acquisition proposal by MAK Capital, its largest shareholder, to increase its ownership to 20% or more, but not to exceed one-third, of the company’s outstanding shares.
According to voting results announced at today’s special meeting of shareholders, 83.1% of Agilysys shareholders voting at the special meeting, including 77.9% of shares voting at the special meeting that are not “Interested Shares” as defined under Ohio law, approved the proposal. “Interested Shares” include shares controlled by MAK Capital, shares owned by officers of Agilysys elected or appointed by the Board of Directors, and certain shares acquired during the period from the announcement of the Control Share Acquisition on November 20, 2009 to the record date of January 15, 2010. The proposal required affirmative votes both from the holders of a majority of shares voting at the special meeting, as well as a majority of shares voting at the meeting that are not “Interested Shares.”
About Agilysys, Inc.
Agilysys is a leading provider of innovative IT solutions to corporate and public-sector customers, with special expertise in select markets, including retail and hospitality. The company uses technology — including hardware, software and services — to help customers resolve their most complicated IT needs. The company possesses expertise in enterprise architecture and high availability, infrastructure optimization, storage and resource management, identity management and business continuity; and provides industry-specific software, services and expertise to the retail and hospitality markets. Headquartered in Cleveland, Agilysys operates extensively throughout North America, with additional sales and support offices in the United Kingdom, Singapore and Hong Kong. For more information, visit www.agilysys.com.
Contact:
Curtis Stout
Vice President and Treasurer
Agilysys, Inc.
440-519-8635
curtis.stout@agilysys.com